Exhibit 99.3



CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Next Day Corporation
Quarters ended March 23, 2002 (Successor Period) and March 31, 2001 (Predecessor Period)

Roadway Next Day Corporation
Condensed Consolidated Balance Sheets (Unaudited)

                                                     March 23, 2002       December 31, 2001
                                                        --------              --------
                                                                (in thousands)
Assets
Current assets:
  Cash and cash equivalents                             $ 18,771              $ 41,909
  Accounts receivable, net                                38,927                36,867
  Other current assets                                    12,507                 9,994
                                                        --------              --------
Total current assets                                      70,205                88,770

Carrier operating property, at cost                      187,307               185,608
Less allowance for depreciation                            8,334                 2,334
                                                        --------              --------
Net carrier operating property                           178,973               183,274

Goodwill, net                                            253,532               253,532
Other assets                                              18,767                20,060
                                                        --------              --------
Total assets                                            $521,477              $545,636
                                                        ========              ========

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                      $ 43,076              $ 37,261
  Salaries and wages                                      10,964                 9,668
  Payable to Roadway Corporation                          18,000                18,000
  Other current liabilities                                8,168                 6,662
                                                        --------              --------
Total current liabilities                                 80,208                71,591

Long-term liabilities:
  Casualty claims and other                                3,907                 3,887
  Deferred income taxes                                   35,672                36,292
  Payable to Roadway Corporation                         307,000               307,000
                                                        --------              --------
Total long-term liabilities                              346,579               347,179

Parent company investment                                 94,690               126,866
                                                        --------              --------
Total liabilities and shareholders' equity              $521,477              $545,636
                                                        ========              ========

Note: The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.


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
Roadway Next Day Corporation
Condensed Statements of Consolidated Income (Unaudited)

                                                               First Quarter

                                                    Successor                Predecessor
                                                     Company                   Company

                                               Twelve weeks ended        Three months ended
                                                 March 23, 2002            March 31, 2001
                                                    ---------                 ---------
                                                               (in thousands)
Revenue                                             $  83,610                 $ 111,007
Operating expenses                                     80,148                    99,664
                                                    ---------                 ---------
Operating income                                        3,462                    11,343
Other (expense), net                                   (5,860)                      290
                                                    ---------                 ---------
(Loss) income before income taxes                      (2,398)                   11,633
(Benefit) provision for income taxes                     (790)                    4,246
                                                    ---------                 ---------
Net (loss) income                                   $  (1,608)                $   7,387
                                                    =========                 =========

See notes to condensed consolidated financial statements.

Roadway Next Day Corporation
Condensed Statements of Consolidated Cash Flows (Unaudited)

                                                                      First Quarter

                                                             Successor             Predecessor
                                                              Company                Company

                                                        Twelve weeks ended      Three months ended
                                                           March 23, 2002         March 31, 2001
                                                              --------               --------
                                                                       (in thousands)
   CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                             $ (1,608)              $  7,387
Depreciation                                                     6,498                  8,481
Other operating adjustments                                      4,685                  4,858
                                                              --------               --------
Net cash (used) provided by operating activities                 9,575                 20,726

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property                         (2,248)               (10,595)
Sales of carrier operating property                                103                    722
Other                                                               --                     63
                                                              --------               --------
Net cash (used) by investing activities                         (2,145)                (9,810)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                      --                 (2,721)
Transfer to parent                                             (30,568)                    --
Debt repayment                                                      --                 (1,857)
Treasury stock activity, net                                        --                  1,327
                                                              --------               --------
Net cash (used) by financing activities                        (30,568)                (3,251)

Net (decrease) in cash and cash equivalents                    (23,138)                 7,665
Cash and cash equivalents at beginning of period                41,909                 37,334
                                                              --------               --------
Cash and cash equivalents at end of period                    $ 18,771               $ 44,999
                                                              ========               ========

See notes to condensed consolidated financial statements.


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
Roadway Next Day Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)


Note 1 -- Basis of Presentation

Effective November 30, 2001 (the acquisition date), the shareholders of Arnold Industries, Inc. (Arnold) approved a definitive agreement for Roadway Corporation (Roadway) to acquire all of the outstanding shares of Arnold for $21.75 per share in cash. Aggregate cash consideration was $558,831,000 including direct acquisition costs. Included in the acquired assets of Arnold was $50,763,000 in cash which was used to partially finance the acquisition. Under the terms of the agreement, Arnold and its subsidiaries, New Penn Motor Express (New Penn), Arnold Transportation Services (ATS) and Arnold Logistics, Inc. (ARLO) became a wholly owned subsidiary of Roadway. Also on the acquisition date, concurrent with the acquisition of Arnold, Roadway entered into an agreement with the former management team at ARLO and E.H. Arnold, Chairman, President and CEO of Arnold, to sell the Arnold's logistics business to E.H. Arnold and Arnold Logistics LLC for $105,000,000 in cash. Arnold's warehouse/logistics services ended concurrent with the sale of ARLO. On the acquisition date, Arnold Industries, Inc. was renamed Roadway Next Day Corporation (the Company).

The Company operates in the motor carrier industry, principally in the eastern United States and provides next-day less-than-truckload (LTL) and truckload (TL) freight services through its direct subsidiaries, New Penn and ATS. New Penn is a leading regional next-day ground LTL carrier operating primarily in New England and the Middle Atlantic states. Approximately 78% of New Penn's employees are represented by various labor unions, primarily the International Brotherhood of Teamsters (IBT). The current agreement with the IBT expires on March 31, 2003. ATS operates as an inter-regional irregular route and dedicated TL carrier, conducting operations east of the Mississippi and in the southwestern United States. None of ATS' employees are represented by labor unions.

Roadway's acquisition of the Company was accounted for as a purchase business combination and accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values on the acquisition date. The excess of the purchase price paid over the fair value of the net assets acquired, totaling approximately $253,532,000, has been recorded as goodwill. The purchase price allocation reflected in these financial statements for the acquisition is preliminary and may be adjusted as estimated fair values of assets acquired and liabilities assumed are finalized. The financial statements for the twelve weeks ended March 23, 2002 are presented on the Company's new basis of accounting ("Successor Company" or "Successor Period"), while the results of its operations for the three months ended March 31, 2001 reflect the historical results of the predecessor company ("Predecessor Company" or "Predecessor Period").

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twelve weeks ending March 23, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2001.

Note 2 -- Accounting Period

The Company operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.


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
Note 3 -- Segment information

The following tables present information about reported segments for the 12-week Successor Period:and the 3-month Predecessor Period:

                                   First Quarter 2002 (Successor Period)
                                     Twelve weeks ended March 23, 2002

                             New Penn              ATS             Segment Total
                             --------            --------            --------
                                              (in thousands)
Revenue                      $ 45,409            $ 38,201            $ 83,610
Operating expense              42,098              38,039              80,137
                             --------            --------            --------
Operating income             $  3,311            $    162            $  3,473
                             ========            ========            ========

Total assets                 $335,218            $183,057            $518,275

Reconciliation of segment operating income to consolidated (loss) before taxes:

                                                             (in thousands)
                                                              ------------
Segment operating income                                      $      3,473
Unallocated corporate (loss)                                           (11)
Interest (expense)                                                  (5,199)
Other (expense), net                                                  (661)
                                                              ------------
Consolidated net (loss) before taxes                          $     (2,398)
                                                              ============

Reconciliation of total segment assets to total consolidated assets at March 23, 2002:

                                                             (in thousands)
                                                              ------------
Total segment assets                                          $    518,275
Unallocated corporate assets                                        16,124
Elimination of intercompany balances                               (21,922)
                                                              ------------
Consolidated assets                                           $    521,477
                                                              ============

The following tables present information about reported segments for the 3-month Predecessor Period:

                                          First Quarter 2001
                         Three months ended March 31, 2001 (Predecessor Period)
                                            (in thousands)

                        New Penn          ATS            ARLO      Segment Total
                        --------         ------         ------       --------
Revenue                 $ 54,657         42,138         14,212       $111,007
Operating expense         45,554         41,579         12,528         99,661
                        --------         ------         ------       --------
Operating income        $  9,103            559          1,684       $ 11,346
                        ========         ======          =====       ========

Reconciliation of segment operating income to consolidated income before taxes:

                                                             (in thousands)
                                                              ------------
Segment operating income                                      $     11,346
Unallocated corporate (loss)                                            (3)
Interest (expense)                                                     (55)
Other income, net                                                      345
                                                              ------------
Consolidated net income before taxes                          $     11,633
                                                              ============


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